October 28, 2016

Allianz Variable Insurance Products Trust
 5701 Golden Hills Drive
Minneapolis, MN 55416

Ladies and Gentlemen:

We have acted as counsel to the Allianz Variable Insurance Products Trust, a Delaware statutory trust (the "VIP Trust"), on behalf of:
1.	its three series, the AZL Federated Clover Small Value Fund and the AZL Oppenheimer Discovery Fund (each "VIP Acquired Funds"), and the AZL Small Cap Stock Index Fund (a "VIP Acquiring Fund");
2.	its three series, the AZL Invesco Growth and Income Fund and the AZL MFS Value Fund (each "VIP Acquired Funds"), and the AZL Russell 1000 Value Index Fund (a "VIP Acquiring Fund"); and
3.	its three series, the AZL Multi-Manager Mid Cap Growth Fund and the AZL MFS Mid Cap Value Fund (each "VIP Acquired Funds"), and the AZL Mid Cap Index Fund (a "VIP Acquiring Fund").
The VIP Acquired Funds may collectively be referred to as the "Acquired Funds," and the VIP Acquiring Funds may be collectively referred to as the "Acquiring Funds" in connection with the Registration Statements on Form N‑14 (the "Registration Statements") relating to the sale by the VIP Trust of all of the assets of the VIP Acquired Funds, to the VIP Acquiring Funds in connection with the Agreement and Plan of Reorganization dated as of August 8, 2016 (the "Agreement"), by and among the VIP Trust on behalf of the VIP Acquired Funds and the VIP Trust on behalf of the VIP Acquiring Funds.  All capitalized terms used herein and not defined herein shall have the same meaning as set forth in the Proxy Statements/Prospectuses dated August 25, 2016 or the Agreement, as the case may be.  The names of each Acquired Fund and the corresponding Acquiring Fund that are parties to each Reorganization are set forth on Schedule A.
We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below.  In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the VIP Trust, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to questions of fact material to our opinions, we have relied upon certificates and certifications of officers of the VIP Trust and of public officials.  We have also assumed that the

Allianz Variable Insurance Products Trust
October 28, 2016

shares of the Acquiring Funds will be issued and sold as described in the Registration Statements.
Based on the foregoing, we are of the opinion that:
(i) the VIP Trust is a statutory trust duly organized and validly existing under the laws of the state of Delaware and is an open-end investment company registered under the Investment Company Act of 1940;
(ii) each of the VIP Acquired Funds and the VIP Acquiring Funds is a series of the VIP Trust;
(iii) the Agreement and the Reorganizations contemplated thereunder have been duly authorized and approved by all requisite action of the VIP Trust, the VIP Acquired Funds and the VIP Acquiring Funds, and the Agreement has been duly executed by, and is a valid and binding obligation of, the VIP Trust; and
(iv) the shares to be issued in each Reorganization are duly authorized and upon issuance in accordance with the Agreement will be validly issued, fully paid and non-assessable shares of the Acquiring Funds.
Very truly yours,
/s/ Dorsey & Whitney LLP
Dorsey & Whitney LLP
JVH/MJR:tlg

SCHEDULE A

Acquired Fund	Acquiring Fund
AZL Federated Clover Small Value Fund AZL Oppenheimer Discovery Fund	AZL Small Cap Stock Index Fund
AZL Invesco Growth and Income Fund AZL MFS Value Fund	AZL Russell 1000 Value Index Fund
AZL Multi-Manager Mid Cap Growth Fund AZL MFS Mid Cap Value Fund	AZL Mid Cap Index Fund

4817-3147-4746\1